Exhibit 10.69
SERVICE AGREEMENT
between
EMPLOYERS INSURANCE COMPANY OF WAUSAU
WAUSAU BUSINESS INSURANCE COMPANY
WAUSAU GENERAL INSURANCE COMPANY
WAUSAU UNDERWRITERS INSURANCE COMPANY
and other companies now or may become part of the
member group of the Wausau Insurance Companies
and
PEERLESS INSURANCE COMPANY

Dated: April 1, 2006

SERVICE AGREEMENT
     THIS SERVICE AGREEMENT, dated and effective as of April 1, 2006 (hereinafter referred to as this “Service Agreement”), is made and entered into by and between Employers Insurance Company of Wausau (“EICOW”), Wausau Business Insurance Company (“WBIC”), Wausau General Insurance Company (“WGIC”) and Wausau Underwriters Insurance Company (“WUIC”), each a Wisconsin insurer (collectively “Wausau”), and Peerless Insurance Company, a New Hampshire insurance company (“PIC”).
WITNESSETH
     WHEREAS, Wausau is a member of the Liberty Mutual Group, a group of insurers and associated companies engaged in the transaction of insurance and other related enterprises (the “Liberty Group”); and
     WHEREAS, PIC is also a member of the Liberty Group engaged in the transaction of property and casualty insurance business in the United States; and
     WHEREAS, the parties believe it is mutually beneficial to have Wausau provide certain management services for and on behalf of PIC.
     NOW, THEREFORE, in consideration of the mutual promises and undertakings hereinafter set forth, the parties do agree as follows:
ARTICLE I
APPOINTMENT; REGULATORY APPROVALS
     Section 1.1 Appointment. PIC hereby appoints Wausau as a contractor to provide PIC with the Services (as defined herein), on the terms and subject to the conditions set forth herein. Wausau hereby accepts such appointment, on such terms and subject to such conditions.
     Section 1.2 Regulatory Approvals. It shall be a condition to the effectiveness of this Service Agreement that PIC shall have obtained approval of this Service Agreement from those state insurance departments or other regulatory authorities, the approval of which is required, in the reasonable judgment of the parties, for the effectiveness of this Service Agreement.
ARTICLE II
SERVICES PROVIDED BY WAUSAU
     At the direction of the management of PIC, Wausau shall provide services requested by PIC and agreed to by Wausau (the “Services”), including without limitation:
               (a) Policy and Underwriting Services: including as requested by PIC (i) premium calculation; (ii) the provision of quotes (iii) the issuance of policies and certificates; (iv) the modification and amendment of existing policies; (v) the termination, cancellation, rescission, renewal, non-renewal, and replacement of policies; (vi) compliance with underwriting file maintenance, record retention and reconciliation requirements in conformity with this Service Agreement or as otherwise agreed by the parties; and (vii) generally, all such other acts or things as are reasonably necessary or otherwise required in connection with the underwriting of Wausau insurance policies requested by PIC.
               (b) Claims Management Services: including (i) receipt, processing, settlement and payment of claims under the policies and contracts of insurance issued by Wausau pursuant to requests from PIC (the “Portfolio”); (ii) acknowledgement of the receipt of notices received from policyholders in connection with any claims; (iii) investigation of any claim, as necessary, to determine its validity and compensability, including verification of coverage and status information and utilization of any relevant documents and/or information made available to Wausau and advice to the appropriate person of the results of such investigation; (iv) notification to policyholders of declined claims and the reasons for such declinations; (v) response to any inquiry, compliant or request received from any policyholder, agent, broker, regulator or other interested party pertaining to or regarding any such claim, and recordation of such complaints in complaint logs to be maintained by Wausau; (vi) to the extent required by law, provision to policyholders of reports on taxable benefits, and the amounts withheld on account of FICA, federal, state and/or local income taxes, both as payments of benefits are made, and as of the end of each calendar or fiscal year; (vii) compliance with claims file maintenance, record retention and reconciliation requirements in conformity with the standards for performance set forth in this Service Agreement or as otherwise agreed by the parties; (viii) engagement and direction, as necessary, of attorneys, consultants or other professionals in connection with the processing, defense and handling or any such claims; (ix) defense or disputed claims; (x) delivery of notices and other communications to policyholders; and (xi) generally, all such other acts and things as are reasonably necessary or otherwise required in the administration of all such claims relating to the Portfolio;
               (c) Reinsurance Recovery Support Services: including identification, documentation, and evaluation of amounts due under the terms of any existing policies, contracts, treaties, binders or facultative certificates of insurance or reinsurance relating to the Portfolio; and provide supporting information for any action, suit or proceeding (arbitral or otherwise) relating to such recovery efforts;
               (d) Ancillary Insurance Services Relating to the Portfolio: including (i) agreement to policy wordings and endorsements to existing policies in the ordinary course of business; (ii) processing of policy cancellations, non-renewals and endorsements; (iii) collections of premiums due under PIC policies, audits and remittances; (iv) administrative support of retrospectively rated policies;
               (e) General Financial, Accounting, Tax, Credit, and Auditing Services for Portfolio Policies: including (i) preparation of accounting records and processing of accounting transactions; (ii) expense and cost allocation services; (iii) credit and collection services; and (iv) preparation of such financial and other reports, plans, analyses, and projections as are requested from time to time by PIC;
               (f) Litigation Services: including the commencement, continuation, defense, compromise, settlement, withdrawal, or abandonment of any action, suit, or proceeding (arbitral or otherwise) not covered by any other provision in this Article including subrogation, loss transfer and loss prevention services for Portfolio;

               (g) Portfolio Management Information Systems Service: including assistance relating to data processing systems or other computer related services or provision of such services to PIC, as required, provided that any such services shall be furnished only in accordance with and subject to the limitations of any applicable license agreements;
               (h) Actuarial Services: including (i) evaluation of reserve adequacy; (ii) assistance in provision for preparation of actuarial certifications; (iii) pricing; and (iv) general consultation and other actuarial services usually provided in the ordinary course of business;
               (i) Agent and Broker-Related Services: including (i) appointments, background checks and maintenance of agent and broker records and lists; (ii) payment of commissions; (iii) management and recovery of agent and broker balances; (iv) transmittal to agents and brokers of all required communications, all as related to the Portfolio, including, but not limited to, rate revision notices and agents’ and brokers’ compensation calculation and support as related to the Portfolio; (v) oversight of licensing, disciplinary and other regulatory issues; and (vi) resolution of disputes with agents and brokers;
               (j) Regulatory Communications Services: including (i) responses to inquiries, complaints, requests or proceedings received from or initiated by regulators and governmental authorities; (ii) required filings with regulators; (iii) delivery of reports or communications and notices from regulators to PIC; and (iv) participation in and responses to financial and market conduct examinations;
               (k) Management Reporting Services: including establishment and/or maintenance of management reporting systems as requested;
               (l) Accounts Receivable Services: including the identification, documentation, evaluation, assertion, billing and collection of amounts due PIC, and the commencement, continuation, defense, compromise, settlement, withdrawal or abandonment of any action, suit or proceeding (arbitral or otherwise) related to such collections;
               (m) Internal Communication Services: including (i) notification to PIC of significant communications, notices and inquiries affecting PIC; and (ii) provision to PIC of all relevant information reasonably requested by PIC, including without limitation financial, regulatory, statistical, and tax information;
               (n) Licensing: including preparation of application or renewals of any and all certificates of authority and licenses required or appropriate for the business of PIC;
               (o) General Business Services: including all services required by PIC in the ordinary course of its business, which are not included among the services specified elsewhere in this Article; and
               (p) Additional Services; Curtailed Services. If PIC requires from Wausau additional services that are not otherwise contemplated under this Service Agreement, the parties shall negotiate in good faith to reach a mutually acceptable arrangement under which such additional services shall be provided by Wausau. Such arrangements shall provide for PIC to provide reasonable compensation to Wausau for such additional services. If PIC curtails its requirement that Wausau provide certain of the services that are contemplated under this Service Agreement, the parties shall negotiate in good faith to reach a mutually acceptable arrangement under which such curtailed services shall no longer be provided by Wausau. Such arrangement shall provide for PIC no longer to provide compensation to Wausau for such curtailed services.
ARTICLE III
PERFORMANCE OF SERVICES
     Wausau shall employ and utilize its personnel assigned to it within the Liberty Mutual Group to perform the Services under this Service Agreement; provided, however, that Wausau may retain such legal, financial, actuarial and other advisors and service providers, including other members of the Liberty Group and other companies otherwise affiliated with the Liberty Mutual Insurance Company (“Affiliates”), as Wausau reasonably deems necessary in its reasonable discretion to perform the Services in compliance with the terms and conditions of this Service Agreement. Wausau shall act in good faith, in a commercially reasonably manner, and in accordance with customary industry standards and applicable laws for the provision of the Services. Certain performance targets and general guidelines are set forth in the attached Schedule III.
ARTICLE IV
PIC’S RESPONSIBILITIES
     Section 4.1 Duty to Oversee; Ultimate Responsibility; Hold Harmless. All Services provided by Wausau to PIC shall be subject to oversight by the Board of Directors of PIC (the “Board”). PIC shall direct and control the business which is being carried out by Wausau on behalf of PIC, including the control and direction of Wausau personnel in the performance of the Services on behalf of PIC.
ARTICLE V
BOOKS AND RECORDS
     Section 5.1 Books and Records Maintained by Wausau; Inspection Rights. Wausau shall maintain at its principal administrative offices and (except as otherwise provided in paragraph (b) of this Article) retain for applicable periods, consistent with PIC’s current policies and procedures or as required by law, books and records relating to the Portfolio and the Services provided hereunder (the “Books and Records”). PIC, insurance regulatory authorities and their respective designated representatives shall have the right to inspect the Books and Records upon reasonable notice during Wausau’s normal business hours.
     Section 5.2 Property of PIC; Return After Termination; Inspection Rights. Wausau acknowledges and agrees that the Books and Records are and shall remain the property of PIC. Wausau shall promptly return the Books and Records to PIC upon the termination of this Service Agreement in accordance with Article IX; provided, however, that in the event that a dispute arises between PIC and Wausau, Wausau shall have the right at any time after the termination of this Service Agreement and with reasonable prior notice to inspect the Books and Records returned to PIC insofar as the Books and Records relate to such dispute, and to make copies thereof or extracts therefrom; and provided, further, that nothing in this Article V shall supersede, preclude or otherwise limit any discovery rights otherwise available to Wausau or PIC.
ARTICLE VI
THE RELATIONSHIP BETWEEN WAUSAU AND PIC
     PIC and Wausau agree that:
               (a) PIC and Wausau are not partners or joint ventures with each other, and nothing herein shall be construed so as to make them partners or joint ventures with each other, or to impose any liability as such on either of them. Wausau shall perform its duties hereunder as an independent contractor and not as an employee or agent of PIC. Except as expressly granted in this Service Agreement or otherwise by the other party in writing, or as may be required by law, or as is necessary to perform the Services to be provided hereunder, no party shall have any authority, express or implied, to act on behalf of the other party or its subsidiaries or, with respect to Wausau, its Affiliates.
               (b) During the term of this Service Agreement, Wausau and Affiliates shall not be prohibited or otherwise limited from engaging in any aspect of the insurance or reinsurance business on behalf of or with respect to persons other than PIC.
               (c) The services provided by Wausau shall not violate, conflict with, or result in the breach of any (i) charter document of PIC, (ii) statute, law, rule, regulation, judgment, decree, order or permit of any governmental authority, or (iii) material agreement to which PIC is a party or by which it is bound.
               (d) Wausau shall hold any premiums or other amounts collected by it with respect to the Portfolio in a fiduciary capacity for the benefit of PIC, and shall immediately deposit such premiums or other amounts in a fiduciary account with a banking institution acceptable to PIC. Funds held in such account shall be remitted to PIC, or transferred to an Account established pursuant to the preceding paragraph of this Service Agreement, as directed by PIC.
               (e) Each party agrees to notify the other party within a reasonable time upon receipt of any written or oral communication from any state insurance department or any other government or regulatory department or agency of such department’s or agency’s intention to proceed with any administrative action, such as a hearing, fine, license suspension or revocation or similar action, against Wausau or PIC, which administrative action relates in any way to Wausau’s or PIC’s performance under this Service Agreement or which otherwise relates to the Portfolio.
               (f) In the event that PIC or Wausau or both are made parties to, or threatened with, any legal or regulatory proceeding arising out of or in connection with the Services or the Portfolio, it is agreed that they will promptly notify and cooperate fully with each other to defend, settle, compromise or otherwise resolve such legal or regulatory proceeding consistent with the intent of this Service Agreement.
               (g) Wausau shall reasonably cooperate with PIC in connection with the provision of the Services under this Service Agreement. Notwithstanding anything in this Service Agreement to the contrary, PIC shall retain the ultimate authority to make all decisions with respect to the Services.
ARTICLE VII
SERVICE FEES AND EXPENSES
     Section 7.1 Fees and Expenses. Charges, fees and expenses to be charged by Wausau and paid by PIC hereunder for services rendered until December 31, 2007 are set forth in the attached Schedule 7.1 — 2006 — 2007. Thereafter successive Schedules 7.1 will be negotiated and agreed by the parties and attached hereto.
     Section 7.2 Cost Recovery By Wausau. Notwithstanding anything herein to the contrary, Wausau shall be entitled to receive from PIC, the amount of Wausau’s full actual cost of providing the services hereunder, and therefore, if the Base Service Fee and/or Separately Billed Service charges do not equal Wausau’s full actual cost of providing the services in those categories in any calendar year during the term hereof, then PIC shall pay Wausau the amount such deficiency for that calendar year as an additional fee hereunder.
ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Indemnification by Wausau. Notwithstanding anything to the contrary in this Service Agreement, Wausau shall indemnify PIC and its directors, officers, employees and agents against all claims, losses and reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) arising out of any action or inaction taken or omitted to be taken by Wausau or its agents, employees or subcontractors in connection with its obligations under this Service Agreement.
     Section 8.2 Indemnification by PIC. Notwithstanding anything to the contrary in this Service Agreement, PIC shall indemnify Wausau and its directors, officers, employees and agents against all claims, losses and reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) arising out of any action or inaction taken or omitted to be taken by PIC or its agents, employees or subcontractors in connection with its obligations under this Service Agreement.
     Section 8.3 Indemnification Procedure. Any payment to be made under this Article VIII shall be made within twenty (20) Business Days (as defined herein) of the delivery of notice of an uncontested claim for indemnification or, in the case of a contested claim, within twenty (20) Business Days of final determination of the amount for which indemnification will be made hereunder. Any amount not paid within such twenty (20) Business Day period shall bear simple interest at the 30-Day C.P. Rate from the twentieth (20th) day until the date of payment. As used in this Service Agreement, the term “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which the principal place of business of Wausau is closed or a day on which banking institutions in the City of Boston are generally authorized or obligated by law or executive order to close.
     Section 8.4 Insurance. Each party agrees to maintain at its own expense during the term of this Service Agreement reasonable amounts of the following types of insurance: workers compensation and employees liability, general liability, business automobile liability, professional liability and fidelity bonds.
ARTICLE IX
TERMINATION
     Section 9.1 Mutual Agreement. This Service Agreement may be terminated by mutual consent of Wausau and PIC.
     Section 9.2 Termination by Wausau. This Service Agreement may be terminated by the Board of Directors of Wausau:
               (a) (i) upon ninety (90) days written notice, or (ii) upon forty-five (45) days’ written notice by Wausau if (1) PIC becomes insolvent or files a voluntary petition in bankruptcy, rehabilitation or liquidation, or makes an assignment for the benefit of creditors, or (2) if a committee of creditors or other representatives is appointed to represent its business or an involuntary petition in bankruptcy, rehabilitation or liquidation is filed against it, and PIC fails within thirty (30) days following the appointment of such committee or representative to cause the discharge of such committee or representatives or the dismissal of such petition, except to the extent that the receiver, liquidator or trustee confirms a part or all of the services to be provided by Wausau under this Service Agreement and continues to make payment in accordance with Article VII for the services so confirmed; or
               (b) upon written notice by Wausau if PIC fails to make payment of any fees or expenses in accordance with Article VII and such failure has not been cured within thirty (30) days after the date such payment was due.
     Section 9.3 Termination by PIC. This Service Agreement may be terminated by the Board of Directors of PIC (i) upon ninety (90) days written notice, (ii) upon forty-five (45) days’ written notice if (1) Wausau becomes insolvent or files a voluntary petition in bankruptcy or liquidation, or makes an assignment for the benefit of creditors, or (2) if a committee of creditors or other representatives is appointed to represent its business or any involuntary petition in bankruptcy or liquidation is filed against it, and Wausau files within thirty (30) days following the appointment of such committee or representative to cause the discharge of such committee or representatives or the dismissal of such petition, or (iii) Wausau materially breaches the terms and conditions of this Service Agreement and such breach has not been cured within forty-five (45) days following written notice by PIC setting forth the breach.
     Section 9.4 Return of Books and Records to PIC. In the event of termination of this Service Agreement by PIC, (i) PIC shall promptly arrange, at its sole cost, for the return to PIC or transfer to another party of all of the Books and Records of PIC provided to Wausau, and (ii) Wausau shall cooperate fully with PIC in such return or transfer.
     Section 9.5 No Prejudice. The termination of this Service Agreement shall be without prejudice to any rights or liabilities of any party hereunder which shall have accrued prior to such termination, and shall not affect any provisions of this Service Agreement that are expressly or by necessary implication intended to survive such termination.

     Section 9.6 Transition Period. In the event of termination of this Service Agreement, Wausau shall continue to provide the Services for a period that is reasonably necessary to enable the performance of the Services to be transferred to another party.
ARTICLE X
CONFIDENTIALITY
               (a) As used in this Agreement, the term (“Confidential Information” shall mean any and all information concerning the business, property, operations, policies of insurance, software, finances, claims information, practices and procedures, policyholder/client data, underwriting information, and reinsurance arrangements (including summaries, analyses, studies, or other compilations of such information) of PIC derived in connection with the provision of the Services by Wausau, except such information which is or becomes available to the public other than as a result of disclosure by Wausau or its Affiliates or the directors, officers, employees, agents, or representatives, of any of them, and shall include not only written information but also information stored or transferred orally, visually, electronically, or by an other means.
               (b) Wausau will hold all Confidential Information confidential and will not disclose any Confidential Information to any party which is not an Affiliate, except as may be required to provide the Services, as authorized in advance by PIC in writing or otherwise, or as may be required by law, in which case Wausau shall promptly provide notice to PIC that such Confidential Information has been so required by law so that PIC may seek a protective order or other appropriate remedy. Wausau will use its commercially reasonable best efforts (but without out-of-pocket costs or expenses) to obtain or assist PIC in obtaining such protective order or other appropriate remedy.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Assignment. None of the parties hereto shall assign or transfer or permit the assignment or transfer of this Service Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld. All such assignments shall be subject to all necessary regulatory approvals.
     Section 11.2 Amendments and Waivers. This Service Agreement may not be amended, and none of its provisions may be modified, except expressly by a written instrument signed by the parties hereto. No failure or delay of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver by a party of any provision of this Service Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by such party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.
     Section 11.3 Entire Agreement. This Service Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements, and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.
     Section 11.4 Governing Law. This Service Agreement shall be deemed to have been made under and governed by the laws of the State of Wisconsin, except for the portion of such laws having to do with conflicts of law.
     Section 11.5 Notices. All notices and other communications under this Service Agreement shall be in writing and shall be delivered personally, or sent by confirmed facsimile transmission or nationally recognized overnight delivery service. Any such notice or other communication shall be deemed given upon actual delivery in each case to the following addresses:

(a)	If to Wausau to:

Chief Financial Officer
Employers Insurance Company of Wausau
2000 Westwood Drive
Wausau, WI 54401
Telecopy No.: (715) 842-6800

With a copy to:

Employers Insurance Company of Wausau
2000 Westwood Drive
Attention: General Counsel
Wausau, WI 54401
Telecopy No.: (715) 842-6800

(b)	If to PIC to:

Peerless Insurance Company
c/o James Dore, CFO, Liberty Mutual Agency Markets
Liberty Mutual Insurance Company
175 Berkeley Street
Boston, MA 02116-5066
Telecopy No.: (617) 574-5664

With a copy to:

Edmund Kenealy, Vice President and General Counsel
Liberty Mutual Agency Markets
Liberty Mutual Insurance Company
175 Berkeley Street
Boston, MA 02116-5066
Telecopy No.: (617)574-5557
     Section 11.6 No Third Party Beneficiaries. Nothing in this Service Agreement is intended to confer any rights or remedies under or by reason of this Service Agreement on any parties other than Wausau, PIC, a party entitled to identification under Article VIII and their respective heirs, executors, successors, and assignees. Nothing in this

Service Agreement is intended to relieve or discharge the obligations or liability of any third parties to Wausau or PIC. No provision of this Service Agreement shall give any third parties any right of subrogation or action over or against Wausau or PIC.
     Section 11.7 Counterparts. This Service Agreement may be executed in two or more counterparts, each of which shall be deemed to be original, but all of which shall constitute one and the same instrument.
     Section 11.8 Interpretation. The descriptive headings are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Service Agreement.
     Section 11.9 Legal Enforceability. Any term or provision of this Service Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Service Agreement or affecting the validity or enforceability of any of the terms or provisions of this Service Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
     Section 11.10 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of a breach of this Service Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Service Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction.
     IN WITNESS WHEREOF, this Service Agreement has been duly executed.
EMPLOYERS INSURANCE COMPANY OF WAUSAU
WAUSAU BUSINESS INSURANCE COMPANY
WAUSAU GENERAL INSURANCE COMPANY
WAUSAU UNDERWRITERS INSURANCE COMPANY

By:	/s/ Scott Names

Name:	Scott Names

Title:	CFO
PEERLESS INSURANCE COMPANY

By:	/s/ James F. Dore

Name:	James F. Dore

Title:	CFO

April 1, 2006
Schedule III
Performance Targets & Guidelines
     Wausau intends, as general guidelines and performance targets, to perform certain named services under this Service Agreement as follows:
     (1) New Business Quotes; To be sent out by Wausau within three (3) business days after receipt by Wausau of complete application information and rating data, and all applicable state appointments are in place,
     (2) Renewal Quotes; To be sent out by Wausau thirty (30) days prior to effective date, or earlier as required by applicable state law or regulation,
     (3) New and Renewal Business; Policy to be issued within thirty (30) days after receipt by Wausau of complete sold notification and any mandatory file documentation, such as executed TRIA or UIM forms,
     (4) Endorsements; To be sent out within twenty (20) business days of receipt by Wausau of complete information necessary for that endorsement.
     Wausau agrees to continue to work toward achieving these targeted performance guidelines, which are additionally subject to delay due to force majeure, and other extenuating circumstances.

Schedule 7.1
2006 — 2007
     Fees, charges and expenses payable by PIC to Wausau for the service period April 1, 2006 to December 31, 2007 are set forth below. Amounts payable hereunder will be direct charges between the parties.
I.	Base Service Fee — 9.4% of Written Premium for the business serviced subject to this Service Agreement, except Base Service Fee shall be 10% of Written Premium for business retroceded by PIC to Summit Holding Southeast Inc. and/or its subsidiaries. The Base Service Fees covers:
•	Underwriting services

•	Policy issuance services

•	Direct billing services

•	State filing services

•	Other services as agreed by parties
II.	Separately Billed Services:
•	Agency Appointments — $92 per agency, $92 per agent after initial appointment transition by Wausau.

•	Background checks — $39 per agency, $39 per agent

•	Premium audit survey — $77 per hour for physical audits

•	Inspection — (Choicepoint) — actual amount invoiced approximately $95 per report

•	Other services as agreed by parties
III.	Other Charges and Expenses — billed at full external cost or out-of-pocket expense incurred or paid by Wausau.
•	Uncollectible premiums (at full write-off)

•	Collection costs (incurred as requested by PIC/Regional Cos.)

•	Commissions

•	Premium tax & assessments

•	Loss based assessments

•	Other services as agreed by parties

AMENDMENT NO. 1
(the “Amendment”)
TO
SERVICE AGREEMENT
(the “Agreement”)
by and between
EMPLOYERS INSURANCE COMPANY OF WAUSAU, WAUSAU BUSINESS INSURANCE COMPANY, WAUSAU GENERAL INSURANCE COMPANY and WAUSAU UNDERWRITERS INSURANCE COMPANY (collectively “Wausau”) and PEERLESS INSURANCE COMPANY (“PIC”) (hereinafter together called the “Parties”).
WHEREAS, the Parties entered into the Agreement for Wausau to provide various services, effective April 1, 2006.
WHEREAS, the Parties deem it necessary to amend certain provisions of the Agreement with respect to settlement of amounts due, between them.
NOW, THEREFORE, the Parties hereto agree to amend the Agreement, as follows: Section 7.3 of the Agreement is added as follows:
“7.3 Accounts and Disbursements. Amounts owing between the parties shall be settled between the parties on a quarterly basis and payments of amounts owing shall be made within 45 days after the end of the calendar quarter.”
IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to the Agreement, effective as of the 31st day of December, 2007 to be executed by their respective duly authorized officers.

Employers Insurance Company of Wausau
Wausau Business Insurance Company
Wausau General Insurance Company
Wausau Underwriters Insurance Company		Peerless Insurance Company

/s/ J. Stanley Hoffert		/s/ James F Dore

By:	J. Stanley Hoffert	By:	James F Dore
Its:	Vice President — General Counsel and Secretary	Its:	Chief Financial Officer